Exhibit 15.2

北京市朝阳区建国路77号华贸中心3号写字楼34层

电话：010 5809 1000 传真：010 5809 1000 邮编：100025

北京 | 上海 | 深圳 | 成都 | 南京 | 香港| 杭州| 三亚

June 20, 2024

iClick Interactive Asia Group Limited

15/F, Prosperity Millennia Plaza

663 King’s Road, Quarry Bay

Hong Kong S.A.R., People’s Republic of China

Dear Sir/Madam:

We hereby consent to the references to our firm’s name under the headings “Item 3. Key Information—Implications of Being a Foreign Private Issuer and a China-based Company”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure”, Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China”, “Item 4. Information on the Company—B. Business Overview—Regulation—Regulations on Foreign-related Surveys Measures” and “Item 4. Information on the Company—C. Organizational Structure” in the Annual Report of iClick Interactive Asia Group Limited on Form 20-F for the year ended December 31, 2023 (the “Annual Report), which is filed with the Securities and Exchange Commission on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng